Exhibit 10.90

BECKMAN COULTER, INC.

DEFERRED DIRECTORS’ FEE PROGRAM

(Amended and Restated Effective as of January 1, 2008)

1.	Purpose.

The Deferred Directors’ Fee Program (the “Plan”) is intended to provide non-employee directors of Beckman Coulter, Inc. (the “Company”) with a means to promote stock ownership and to defer income until their termination of status as a director.

Effective January 1, 2008, the Company has amended and restated the Plan as set forth herein to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations and other guidance promulgated thereunder and to make certain other technical amendments to the Plan.

2.	Eligibility.

Non-employee members of the Board of Directors of the Company (the “Board”) entitled to directors’ fees are eligible to participate in the Plan. A non-employee member of the Board shall become a participant in the Plan (a “Participant”) by electing to defer a portion of his or her director’s fees in accordance with Section 3.

3.	Deferral Elections.

3.1 The percentage of a director’s fees (including annual retainer, meeting, chair and any other fees paid, but not including reimbursement of expenses) to be deferred must be specified by the director in writing to the Company no later than December 31 of the calendar year immediately preceding the calendar year in which the fees shall be payable.

3.2 A Participant’s election to defer his or her director’s fees under the Plan shall specify whether such amount is to be deferred in the form of (1) cash, in accordance with Section 4, and/or (2) Stock Units in accordance with Section 5. The fee amount deferred, together with any applicable premium multiplier, shall be known as the “Deferred Amount.”

3.3 The election to defer and the percentage elected are irrevocable. For subsequent years, no additional deferral of fees will take place unless a new election is made by the director. The portion of fees deferred is an offset against and cannot exceed the amount of the director’s fees otherwise payable to the Participant for that calendar year.

4.	Cash Deferral Account.

4.1 The Company shall establish and maintain a Cash Deferral Account for each Participant under the Plan. “Cash Deferral Account” shall mean the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her director’s fees in cash pursuant to Section 3.2.

4.2 As soon as administratively practical after the date on which the Deferred Amount would otherwise have been paid as director’s fees absent the election to defer, the Plan’s recordkeeper shall credit the Participant’s Cash Deferral Account with an amount equal to the portion of director’s fees that the Participant has elected to be deferred under his or her Cash Deferral Account.

4.3 Interest is accrued daily at the applicable Interest Rate based on the daily Cash Deferral Account balance and credited monthly to the Participant’s Cash Deferral Account. For these purposes, “Interest Rate” shall mean, for each year, the prime rate of interest established by Bank of America, NT&SA in effect as of the July 31 preceding the relevant year. For purposes of crediting earnings to such account, the Interest Rate used may fluctuate from year to year and the Interest Rate in effect in a particular year shall apply to the Participant’s entire Cash Deferral Account balance without regard to the year in which any portion of the account balance was deferred.

5.	Stock Unit Account.

5.1 The Company shall establish and maintain a Stock Unit Account for each Participant under the Plan.

(a) “Stock Unit Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant who elects to defer his or her director’s fees in Stock Units pursuant to Section 3.2. As soon as administratively practical after the date on which the Deferred Amount would otherwise have been paid as director’s fees absent the election to defer, the Plan’s recordkeeper shall credit the Participant’s Stock Unit Account with a number of Stock Units as provided in Section 5.3 below.

(b) “Stock Units” shall be deemed, for bookkeeping purposes, to be equivalent to the corresponding number of outstanding shares of Common Stock (as defined in Section 5.3) solely for purposes of this Plan. The Stock Units credited to a Participant’s Stock Unit Account shall be used solely as a device for the determination of the value of the Participant’s account to be eventually distributed in Common Stock held by the Trust (defined in Appendix A below) to such Participant in accordance with this Plan. The value of a Participant’s Stock Units will vary on any given date due to market fluctuations in the price of Common Stock. The Stock Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan. The amount of Stock Units credited shall be subject to adjustment in accordance with Section 7.

(c) “Fair Market Value” shall mean: (1) If the Common Stock is being valued in connection with a transaction (such as the crediting of amounts to an account or a distribution) for which the Company (or the Administrator) determines there is a corresponding transaction by the Trust, the net price per share of Common Stock purchased or the net proceeds per share of Common Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust. (2) If paragraph (1) does not apply, (a) the closing price of the Common Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Common Stock is not listed, admitted or quoted, the Company (or the Administrator) may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

5.2 Deferral Incentive Premium Multiplier: The amount credited to a Participant’s Stock Unit Account pursuant to Section 5.1 shall be increased by a multiplier applied to each payment deferred based on the percentage of fees the director has elected to defer in Stock Units, as shown below:

% of Fee Deferred in Stock Units	Premium Multiplier
Less than 40%	0%
At least 40%, but less than 60%	15%
At least 60%, but less than 80%	20%
80% to 100%	30%

5.3 “Common Stock” shall mean the common stock of the Company (or such other publicly traded common stock as replaces the common stock of the Company after a corporate transaction as set forth in Section 8.1 below). The calculation of the number of Stock Units to be credited with respect to the initial Deferred Amount and adjustments thereafter are made in the following manner:

(a) The number of Stock Units to be credited with respect to the initial Deferred Amount is calculated by dividing the Deferred Amount by the Fair Market Value of a share of Common Stock.

(b) As soon as administratively practical following any date on which dividends are paid on Common Stock, a Participant’s Stock Unit Account shall be credited with additional Stock Units in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid on that number of shares which is equal to the aggregate Stock Units in the Participant’s Stock Unit Account as of the record date established for the dividend payment, divided by the Fair Market Value of a share of Common Stock.

5.4 Crediting of Earnings: In the event that benefits cease to be denominated in Stock Units (as determined under Section 8.1), interest will be accrued daily at the applicable Interest Rate based on the Participant’s daily account balance and credited monthly to the Participant’s Stock Unit Account. For purposes of crediting earnings to such account, the Interest Rate used may fluctuate from year to year and the Interest Rate in effect in a particular year shall apply to the Participant’s entire account balance without regard to the year in which any portion of the account balance was deferred.

5.5 Vesting. All amounts credited to a Participant’s Cash Deferral Account and/or Stock Units Account under this Plan (including with respect the premium multiplier set forth in Section 5.2) shall be fully vested as of the time credited.

6.	Distribution of Accounts.

This Section 6 reflects the rules governing distribution elections made under this Plan as of January 1, 2005. For distribution elections made prior to that date, see the applicable provisions of this Plan in effect as of the date such election was made. Prior to January 1, 2008, Participants were also permitted from time to time to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code (other than with respect to distributions of “Grandfathered Benefits” covered by Appendix A hereto).

6.1 Time and Form of Distribution. At the time of making a deferral election for any calendar year under Section 3, a Participant shall elect to receive the Deferred Amount (including any earnings thereon and any Stock Units credited pursuant to the premium multiplier set forth in Section 5.2 and/or as Dividend Equivalents as provided in Section 5.3 in respect of such Deferred Amount) for such calendar year in accordance with the distribution options set forth in this Section 6.1. If a Participant does not make a valid distribution election at the time of making his or her deferral election, the Participant shall be deemed to have elected a Single Lump Sum on Termination as provided in Section 6.1(a) with respect to the Deferred Amount subject to such deferral election.

(a) Single Lump Sum on Termination. A lump sum payable on or as soon as administratively practical following the date of the Participant’s Separation from Service.

(b) 50/50 Lump Sum on Termination. A lump sum payment of an amount equal to 50% of the balance of the Participant’s account payable upon or as soon as administratively practical following the Participant’s Separation from Service, with the remaining balance of the Participant’s account distributed in a lump sum as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant’s account was distributed. Until the final distribution is made, earnings and dividends shall continue to be credited to the undistributed balances in the Participant’s accounts.

(c) Installments. Subject to the requirements described in this Section 6.1(c), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the date of the Participant’s Separation from Service. The amount of the first annual payment shall be determined by dividing the balance of the Participant’s accounts by the appropriate number of years in the installment period. Each subsequent payment is determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the Participant’s Separation from Service and which occurs during the installment period. Until the valuation date for the final distribution, earnings and dividends shall continue to be credited to the undistributed balances in the Participant’s accounts in the manner described in Sections 4.3 and 5.3(b). Notwithstanding anything else contained herein to the contrary, if the total value of the Participant’s accounts hereunder which are to be distributed pursuant to this Section 6.1(c) is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code as of the date of his or her Separation from Service (including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation 1.409A-1(c)(2)), the Participant’s accounts shall be paid as a Single Lump Sum on Termination in accordance with Section 6.1(a).

(d) Separation from Service. For purposes of this Plan, “Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to the Company, whether voluntarily or involuntarily, as determined by the Company in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

(e) Distribution Election Changes. Participants shall be allowed to change their distribution elections for a particular calendar year by filing a new distribution election form; provided (1) that such a change election must be filed with the Company at least one year prior to the date on which the distribution would have otherwise been made (or, in the case of installment payments, would have otherwise commenced) but for such change election, (2) that such a change election will not be effective until at least one year after the date on which the election is made, (3) that, except in the case of distributions on account of death or a termination of the Plan pursuant to Section 13.1, such a change election shall defer the distribution date (or distribution commencement date) to a date that is not less than five years from the date such distribution would otherwise have been made (or commenced), and (4) that such a change election must be made on a form and in a manner prescribed by the Board.

6.2 Manner of Distribution.

(a) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(b) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a Participant’s Stock Unit Account shall, subject to the next sentence, be distributed in shares of Common Stock. Stock Units (including dividend equivalent Stock Units) that are credited in respect of the premium multiplier set forth in Section 5.2 in respect of directors’ fees on or after April 1, 2004, as well as any fractional Stock Unit interest, shall be settled in cash. The settlement amount of any such Stock Unit to be settled in cash shall equal the Fair Market Value of a share of Common Stock determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to such distribution.

6.3 Death of Participant. In the event of the Participant’s death, payments will be made in a lump sum to the designated beneficiary as soon as administratively practical after the date of death. Furthermore, in the event of the death of a Participant who has commenced to receive a distribution of benefits in the form of annual installments under Section 6.1(c), the remaining vested balances in his or her accounts hereunder shall be paid to the Participant’s beneficiary in the form of a lump sum as soon as administratively practical following the date of death.

6.4 Inability to Locate Participant. In the event that the Company (or the Administrator) is unable to locate a Participant or beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1, the entire amount allocated to the Participant’s accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form of payment) to a Participant or beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Participant or beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of dividends, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Board (or the Administrator).

7.	Adjustments in Case of Changes in Common Stock.

If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends or distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if dividends and distributions have been credited according to Section 5.3(b) above) shall be made in respect of Stock Units credited under this Plan so as to preserve the benefits intended. To the extent the consideration paid to holders of Common Stock is readily tradable common stock of another company, then the common stock of such other company shall be considered Common Stock hereunder. To the extent the consideration paid to holders of Common Stock is other than readily tradable common stock of another company, then the fair market value of such consideration shall be credited to the Participant’s Cash Deferral Account, and shall thereafter be credited with earnings and shall be distributed according to the provisions of this Plan.

8.	Administration Following a Change in Control Event.

8.1 “Change in Control Event” for purposes of this Plan shall mean the following and shall be deemed to occur if any of the following events occur:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the “seller”) owns 15% or more of the Company’s voting securities if such ownership is only a transitory step in a reorganization whereby the Company purchases the assets of the seller for the Company’s voting securities and the seller liquidates shortly thereafter;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board;

(c) the closing of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 15% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d) the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the “person” described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

8.2 Upon and after a Change in Control Event, authority concerning the administration of this Plan shall be assumed by the Administrator. “Administrator” shall mean the person selected as provided in the Trust agreement to administer the Plan upon and after a Change in Control Event.

8.3 After a Change in Control Event, the Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To compute and certify to the amount and kind of benefits payable or deliverable to Participants and their beneficiaries;

(b) To maintain all records that may be necessary for the administration of this Plan;

(c) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law; and

(d) To direct the Trustee concerning the performance of various duties and responsibilities under the trust including exercising all voting rights connected with the stock, including voting rights in the event of a tender or exchange offer with respect to the Company or in the event of a contested election with respect to the Board of Directors.

9.	Compensation, Expenses and Indemnity of the Administrator.

9.1 The Administrator is authorized at the expense of the Company to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

9.2 To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Administrator and any delegate of the Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

9.3 When the Board becomes aware that a Change in Control Event is expected to occur, and prior to such Change in Control Event, an amount estimated by the Company equal to the costs of administrating the Plan for two years following the Change in Control Event shall be irrevocably deposited by the Company in the Trust. Such amount may be used to pay the expenses of administering the Plan, and if such amount is exhausted, the Company shall resume payment of the expenses.

10.	Arbitration.

10.1 In the event of any dispute regarding this Plan, the Participant, or following the Participant’s death, his or her beneficiary (collectively referred to in this section as “Claimant”) shall have the right to select arbitration. This right shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his or her discretion. The “right to select arbitration” does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by the Company prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant’s dispute has been brought by a person other than the Claimant, the Company and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

10.2 Any claim for arbitration may be submitted as follows: any claim under this Plan may be filed in writing with an arbitrator of the Claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company. Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the state of California or (ii) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator of the dispute in question. If the Company fails to select an arbitrator in a timely manner, the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

10.3 The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and the Company. Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award.

10.4 The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits (which may be paid from the Trust), in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay or deliver (or the trustee of the Trust shall pay or deliver) to the Claimant immediately the amount that the arbitrator orders to be paid or delivered in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

10.5 This Section 10.5 shall apply only after the occurrence of a Change in Control Event. If the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and the Company agrees to pay to the Claimant in accordance with such order, an amount equal to the Claimant’s expenses in pursuing the claim, including attorneys’ fees. Such payment shall not be made from the Trust.

11.	Taxes.

The Company shall be entitled to withhold applicable federal and/or state and local income taxes from payments made to Participants or beneficiaries at the then prevailing withholding tax rates, and shares of Common Stock held for the benefit of the Participant in the Trust may be sold to raise cash to satisfy any withholding requirement. The Company is entitled to an income tax deduction in the year deferred amounts, including the adjustment factor, are paid. Directors should consult with their personal tax advisors concerning tax (including any applicable income tax and self-employment tax) consequences of participation in this Plan.

12.	Annual Statements.

Each Participant will receive an annual statement on the value of their account by February 28 of the following year (statements may be provided more frequently).

13.	Plan Amendment, Termination and Construction.

13.1 The Board may amend, modify or suspend this Plan in whole or in part, except that (i) no amendment, modification or suspension shall have any retroactive effect to reduce any amounts deferred by a director, (ii) Sections 4.3 and 5.3(b) may not be amended, modified or suspended so as to, with respect to any amounts credited to the director as of the date of such amendment, reduce the amount of earnings or dividend equivalents to be credited, (iii) Sections 8, 9 and 10 may not be amended following a Change in Control Event, and (iii) Section 10 may not be amended with respect to any director or beneficiary following the date the director or beneficiary makes a written demand for arbitration with respect to benefits under this Plan. The Board may terminate and liquidate this Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as this Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under this Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination.

13.2 It is the intent of the Company that this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) so that elective deferrals will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation shall be avoided.

13.3 To the extent that this Plan is subject to Section 409A of the Code, this Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s account balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Company may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her account balance required to be included in income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid account balance.

13.4 For purposes of this Plan, a payment shall be considered to have been made “as soon as administratively practical after” a particular date if it is made within ninety (90) days after that date.

This restated Plan is hereby adopted by Beckman Coulter, Inc. effective January 1, 2008.

BECKMAN COULTER, INC.

By:	/s/ James Robert Hurley
James Robert Hurley

Its:	Vice President, Human Resources
Date:	November 13, 2007

APPENDIX A

DISTRIBUTIONS OF PRE-2005 DEFERRALS

Notwithstanding any other provision of the Plan, the provisions of this Appendix A shall apply to distributions from the Plan with respect to any deferrals of compensation made under the Plan prior to January 1, 2005 (including any related earnings thereon) (“Grandfathered Benefits”). Capitalized terms used in this Appendix A and not otherwise defined herein shall have the meanings set forth in the Plan.

A.1 Time and Form of Distribution. A Participant’s Grandfathered Benefits shall be distributed in accordance with the options set forth in this Section A.1 as provided in the Participant’s applicable distribution election(s) made pursuant to Section A.3. (The amount of the Participant’s Grandfathered Benefits to be distributed pursuant to a particular distribution election is referred to in this Appendix A as the “Grandfathered Distribution Amount.”)

(a) Single Lump Sum on Termination. A lump sum payment of the Grandfathered Distribution Amount on or as soon as administratively practical following the date the Participant’s service as a director terminates.

(b) 50/50 Lump Sum on Termination. A lump sum of an amount equal to 50% of the balance of the Participant’s Grandfathered Distribution Amount payable upon or as soon as administratively practical following the Participant’s termination of service as a director, with the remaining balance of the Participant’s Grandfathered Distribution Amount distributed in a lump sum as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant’s Grandfathered Distribution Amount was distributed. Until the final distribution is made, earnings and dividends shall continue to be credited to the undistributed balance of the Participant’s Grandfathered Distribution Amount.

(c) Installments. Subject to the requirements described in this Section A.1(c), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the date the Participant terminated services as a director. The amount of the first annual payment shall be determined by dividing the balance of the Participant’s Grandfathered Distribution Amount by the appropriate number of years in the installment period. Each subsequent payment is determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the Participant’s termination of services as a director and which occurs during the installment period. Until the valuation date for the final distribution, earnings and dividends shall continue to be credited to the undistributed balances in the Participant’s accounts in the manner described in Sections 4.3 and 5.3(b). Notwithstanding anything else contained herein to the contrary, the distribution option described in this Section A.1(c) shall only be available to a Participant if the total value of his or her accounts (including Grandfathered Distribution Amounts) which are to be distributed pursuant to this Section A.1(c) and Section 6.1(c) is, in the aggregate, at least $100,000 as of the date of his or her termination of services as a director. In the event that a Participant has elected an

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installment form of distribution and the value of his or her vested accounts which are to be distributed in the form of installments is less than $100,000 as of his or her termination of services as a director, the Grandfathered Distribution Amount shall be paid as a 50/50 Lump Sum on Termination in accordance with Section A.1(b).

A.2 Manner of Distribution.

(a) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(b) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a participant’s Stock Unit Account shall, subject to the next sentence, be distributed in shares of Common Stock. Stock Units (including dividend equivalent Stock Units) that are credited in respect of the premium multiplier set forth in Section 5.2 in respect of directors’ fees on or after April 1, 2004, as well as any fractional Stock Unit interest, shall be settled in cash. The settlement amount of any such Stock Unit to be settled in cash shall equal the Fair Market Value of a share of Common Stock determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to such distribution.

A.3 Distribution Elections.

(a) For deferrals prior to January 1, 2003, Participants made separate distribution elections for the portion of their Grandfathered Benefits attributable to each year of participation under the Plan (“Pre-2003 Class-Year Election”). For deferrals on or after January 1, 2003, Participants made a single distribution election for the portion of their Grandfathered Benefits not subject to a Pre-2003 Class-Year Election (a “Global Election”).

(b) Distribution of a Participant’s Grandfathered Benefits under this Appendix A shall be made according to the last valid distribution election form (as determined under Section A.3(c)) received by the Company.

(c) A Participant’s distribution election form shall be valid only if it is made at least one year prior to the date payment of the applicable Grandfathered Distribution Amount would otherwise have commenced under the Participant’s immediately preceding valid distribution election form. If no valid election has been made with respect to any portion of the Participant’s Grandfathered Benefits prior to one year before the date of the termination of the Participant’s services as a director, then such portion of the Participant’s Grandfathered Benefits shall be distributed in a Single Lump Sum on Termination as provided in Section A.1(a). Distribution election forms that are not valid under the first sentence of this Section A.3(c) (i.e., election forms

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received within twelve (12) months of the date benefit payments would otherwise have commenced under the Participant’s immediately preceding valid distribution election form) shall be void and shall be disregarded.

A.4 Death of Participant. In the event of the Participant’s death, payments will be made in a lump sum to the designated beneficiary as soon as administratively practical after the date of the Participant’s death.

A.5 Change of Trust Status.

Payments of Grandfathered Benefits shall be made from a grantor trust established and funded by the Company for the purpose of satisfying some or all of the Company’s obligations under the Plan (the “Trust”) under an agreement by and between the Company and the trustee establishing the Trust. Notwithstanding anything contained in this Plan to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service (“IRS”) not to be a “grantor trust” with the result that the income of the Trust is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, or if a tax is finally determined by the IRS to be payable by one or more participants or beneficiaries with respect to any interest in the Plans or the Trust prior to payment of such interest to any such participant or beneficiary, the Company (or the Administrator) shall immediately determine each participant’s share of the Trust in accordance with this Plan and such other plans with respect to which assets are held in the Trust (together with the Plan, the “Nonqualified Plans”), and the trustee of the Trust shall immediately distribute such share in a lump sum to each Participant or beneficiary entitled thereto, regardless of whether such Participant’s service as a director has terminated and regardless of form and time of payments specified in or pursuant to the Plan in such amounts and in the manner instructed by the Company (or the Administrator). If the value of the Trust is less than the benefit obligations under the Nonqualified Plans, the foregoing described distributions will be limited to a participant’s share of the Trust, determined by allocating assets to the participant based on the ratio of the participant’s benefit obligations under the Nonqualified Plans to the total benefit obligations under the Nonqualified Plans.

A.6 Plan Termination.

In the event that the Plan is terminated, the Participant’s Grandfathered Benefits shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within ninety (90) days following the date of Plan termination.

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